United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2024

Phoenix Motor Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41414	85-4319789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 Lakeview Loop Anaheim, CA	92807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 987-0815

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0004 per share	PEV	The Nasdaq Stock Market LLC

☒	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2024, holders of a majority of the outstanding aggregate voting stock of Phoenix Motor Inc. (the “Company”) adopted resolutions by written consent in lieu of a meeting to (i) remove John F. Perkowski, Steven E. Stivers, Sam Van, Kristine Chen and Steven Li from the board of directors of the Company and (ii) elect Julia Yu, Yongmei (May) Huang and James Young as members of the board of directors of the Company to serve until the next annual meeting of stockholders of the Company or until their successors have been duly elected and qualified.

Julia Yu, age 52, has over two decades of finance, accounting, auditing, compliance, SEC reporting, mergers and acquisitions, and business reorganization experience from her work with various publicly traded companies. Ms. Yu has served as Chief Financial Officer and Treasurer at AppTech Payments Corp. (NASDAQ: APCX) since July 2023 and held the position at AppTech of Senior Vice President of Corporate Finance and Accounting since April 2022. From 2011 to 2022, Ms. Yu was Director, CFO Management Consultant at Caladrius Biosciences, Inc. (formerly NASDAQ: CLBS). Previously, she held senior finance, accounting, and management roles at global companies, including Unilever and Exxon Mobil.

A Certified Public Accountant, Certified Internal Auditor and Chartered Global Management Accountant, Ms. Yu earned dual MBAs from Webster University and the Shanghai University of Finance and Economics. Her deep expertise encompasses significant M&As, capital raises, and complex pre-IPO and post-IPO financial management. Ms. Yu’s robust audit experience, both external and internal, provides her with a profound understanding of regulatory and compliance frameworks, vital in the evolving EV sector.

Recognized as a finalist for the Best Women CFO in San Francisco by Executive Finance International, Ms. Yu’s leadership extends beyond corporate finance. She has managed large-scale operations and strategic financial planning as a treasurer and executive board member for non-profit organizations, including a prestigious school with a long history and large student body.

Her comprehensive knowledge of risk management, financial oversight, and regulatory compliance underscores her proficiency where financial acumen and a keen grasp of evolving economic and environmental challenges are crucial.

Yongmei (May) Huang, age 51, has significant experience serving as controller and audit partner with extensive Big Four public accounting experience serving international corporate clients, including her current role as Audit Partner at TPS Thayer since 2024. Ms. Huang served as Audit Partner at WWC, P.C. from 2022 to 2024, Controller, Accounting at King & Wood Mallesons LLP from 2021 to 2022, Senior Manager, Accounting at Taiho Oncology, Inc. from 2020 to 2021, Senior Manager, IT Audit GRC at Friedman LLP from 2019 to 2020, Global Education Product Manager at Institute of Management Accountants from 2018 to 2019, Associate Director at KPMG International from 2017 to 2018 and Financial Statement Audit Manager/IT Audit Manager/Program Manager at Deloitte & Touche, LLP from 2001 to 2017. Ms. Huang received a Master of Business in Fashion from Rutgers University and a Bachelor of Science, Accounting from Metropolitan State University, Colorado.

James Young, age 61, has expert experience in the solar and semiconductor industries, especially in industry technology and application strategy. Mr. Young has served as Founder and CEO of SunX Solar, LLC, a residential solar installation company, since 2012, and as Founder and CEO of ModuRack, Inc., a provider of solar panel installation solutions, since 2016. Mr. Young has a PhD in Physics and an M.S. in Computer Science from the State University of New York at Albany and a B.S. in Physics from the University of Science and Technology Beijing.

There are no arrangements or understandings between Ms. Yu, Ms. Huang or Mr. Young, respectively, and any other person pursuant to which she or he was elected as a director. Neither Ms. Yu, Ms. Huang or Mr. Young is a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 20, 2024	PHOENIX MOTOR INC.

	By:	/s/ Xiaofeng Denton Peng
	Name:	Xiaofeng Denton Peng
	Title:	Chief Executive Officer and Chairman of the Board

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